Exhibit 99.1

HECKMANN CORPORATION ANNOUNCES SECOND QUARTER 2010

FINANCIAL RESULTS AND PLANNED EXPANSION OF ITS PRODUCED

WATER BUSINESS INTO THE MARCELLUS SHALE

•	Year-over-year revenue growth of 40%
•	Break-even adjusted pretax income on a per share basis
•	Strongest quarterly revenue and adjusted pretax results in company history
•	Cash and cash equivalents, investments and marketable securities of $235 million
•	Solid progress in establishing the full combination of services required to address complex water issues for oil and gas producers with continual growth in pipeline commitments
•	Planned acquisitions by the company’s joint venture with Energy Transfer Partners LP in Marcellus Shale region
•	Profitable quarter after adjustments for China Water and Drinks with new product launch and recent distribution agreement with Icelandic Glacial Water

Palm Desert, CA — August 9, 2010 — Heckmann Corporation of Palm Desert, California (NYSE: HEK, HEK.U, HEK.WS) today announced financial results for the second quarter ended June 30, 2010. 1 The company reported second quarter 2010 revenues of $11.6 million and adjusted pretax break-even on a per share basis.

Mr. Richard J. Heckmann, Chairman and CEO of Heckmann Corporation, stated, “Our Haynesville Shale pipeline and network of disposal facilities continued to add customers and commitments as HWR proposes additional facilities and services. Although we handled up to 46,000 barrels per day at our peak in the second quarter, during the initial start-up and integrity testing we encountered technical and operational issues and made required modifications relating to temporary breaks, leaks and equipment optimization associated with the operation of the line. Most of the costs to date were in our projections for total pipeline construction and acquisition costs, and the line is operational. Excluding the impact of the $13 million in costs incurred for pipeline start up, integrity testing, maintenance, and remediation, and certain write-

[1]

The comparable year-over-year results (second quarter 2009) reflect principally the operating results of the company’s subsidiary China Water and Drinks, Inc. (China Water) which was acquired by Heckmann Corporation on October 30, 2008. Financials for the second quarter of 2010 include the operating results of Heckmann Water Resources (HWR), the successor of companies acquired July 1, 2009, and Heckmann Water Solutions, established in February 2010.

Heckmann Corporation

offs at China Water, we reached pre-tax break-even during the second quarter, with China Water generating profits while launching a new beverage product to solid customer and market appeal.

“New developments are underway with our 50/50 joint venture with Energy Transfer Partners,” Mr. Heckmann stated. “We have entered into letters of intent for the acquisition of three companies that operate strategically located water treatment and disposal plants serving oil and gas producers in the Marcellus Shale region. With long operating histories, seasoned management teams and a substantial installed customer base throughout the nearby Appalachian states, these companies will provide an operating platform for handling large volumes of discharged water.

“We look forward to business expansion in the second half of this year as we proceed with projects in development and meet with producers to propose additional pipeline projects for fresh, recycled and produced water. By year-end, we believe we will be the only company in the country owning and operating produced water treatment facilities, disposal facilities and pipeline assets – the full combination of services required to address the complex water issues for oil and gas producers. Later this year we will also be operating in several of the largest shale gas production areas of the US with multiple capabilities. Additionally, over the coming months we intend to expand our management team by adding key executives experienced in water industry consolidation. Clearly, we are making progress in establishing our company as the one-stop-shop provider of produced water expertise to the energy industry.”

Second Quarter 2010 Financial Results

Revenues for the second quarter ended June 30, 2010 totaled $11.6 million compared with $8.3 million for the same year-ago period, a 40% increase.

Net loss for the second quarter of 2010 included $13.0 million of pipeline start up and commissioning expenses associated with HWR’s Haynesville Shale operations, a $4.1 million non-cash impairment charge to write-off China Water’s equity investment in China Bottles, a $1.6 million non-cash charge to rescind the April 2009 Harbin business combination related to the company’s share recovery plan against China Water’s former owners, and approximately $0.5 million of costs, primarily to exit an office lease in Hong Kong and facilitate the move of China Water’s primary offices to Shanghai. Excluding these costs and expenses, adjusted pretax income for the second quarter of 2010 was break-even on a per share basis. Net loss for the second quarter of 2010 was ($16.7) million or ($0.15) on a per share basis compared with a net

Heckmann Corporation

loss of ($3.2 million), or ($0.03) per share for the second quarter of 2009. (A reconciliation of net loss to adjusted pretax income is included in the attached tables.)

Adjusted EBITDA for the three months ended June 30, 2010 totaled $1.0 million compared with adjusted EBITDA of $0.1 million for the same year-ago period.

Heckmann Corporation maintained a virtually debt-free balance sheet as of June 30, 2010, with cash and cash equivalents, investments and marketable securities totaling approximately $235 million. Total assets were $350 million and equity totaled $303 million at June 30, 2010.

Business Highlights and Performance Metrics

Heckmann Water Resources

•	As of June 30, 2010, 48% of pipeline capacity in the Haynesville Shale in East Texas and Northwest Louisiana was committed under multiyear contracts.

•	During the peak of the second quarter, HWR handled up to 46,000 barrels of produced, pit, and flow-back water per day through its pipeline and network of disposal wells and terminal facilities.

Heckmann Water Solutions

•

The Company’s joint venture with Energy Transfer Partners LP. (NYSE: ETP), Energy Transfer Water Solutions, has entered into letter of intent agreements for the acquisition of three water treatment and disposal companies in the Marcellus Shale region. Currently, the facilities handle daily disposal volumes through truck and rail systems, and the rollout of pipeline transit and in-field mobile treatment service offerings is underway for customers in the Marcellus Shale. Closing of the acquisitions is subject to due diligence review, the negotiation and execution of definitive purchase agreements, and other customary closing conditions. The parties expect to close the transaction near the end of the third quarter of 2010.

•	Additional pipeline projects for fresh, recycled and produced water are currently in the design and development proposal phase.

China Water and Drinks, Inc.

•

China Water delivered over 148 million bottles of water in the second quarter of 2010, an increase of 44% from the prior quarter, and Coca-Cola represented 74% of second quarter sales. Gross margin increased to 24.8% for the second quarter of 2010 compared to 20.2% for the prior quarter.

•

The HOWMAX line of private-label fruit-flavored beverage products was launched in Shanghai to coincide with the May 1 opening of the World EXPO 2010. Over 415,000 bottles were distributed and six additional marketing and distribution agreements for this new product line were added during the second quarter of 2010.

Heckmann Corporation

•	In July, China Water agreed to distribute Icelandic Glacial Water in China. Icelandic, an award-winning premium bottled water product, is distributed in the US by Anheuser-Busch InBev.

Conference Call Details

Heckmann Corporation will conduct a conference call with investors and analysts today at 1:30 p.m. PT (4:30 p.m. ET). To participate on the conference call, please dial 1-877-941-4774 or 1-480-629-9760 and reference conference ID 4334764.

An audio replay of the conference call will be available approximately one hour after the conclusion of the call through August 16, 2010. The audio replay can be accessed by dialing 800-406-7325 or 303-590-3030 and entering access ID number 4334764.

About Heckmann Corporation

Heckmann Corporation (NYSE: HEK) was created to buy and build companies in the water sector. On January 30, 2010, the Company completed its 50-mile water disposal pipeline in the Haynesville Shale which can treat and dispose up to 100,000 barrels of water per day. The completion of the pipeline makes the Company one of the largest handlers of produced water in North America. On February 9, 2010, the Company announced its joint venture with Energy Transfer (NYSE: ETP) to provide turnkey transportation and treatment solutions for complicated water flows in the Marcellus and Haynesville oil and natural gas fields. In October of 2008, the Company acquired China Water & Drinks, Inc., and now operates seven bottled water facilities in the Peoples Republic of China with Coca Cola as its largest customer. The Company also makes strategic minority interest investments, such as its investment in water infrastructure solutions and pipeline provider Underground Solutions, Inc. (OTC: UGSI).

Interested stockholders and investors can access additional information about Heckmann on the Company’s web site at

www.heckmanncorp.com, and in documents filed with the U.S. Securities and Exchange Commission, on the SEC’s web site at www.sec.gov.

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements include matters

Heckmann Corporation

that involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release. These forward-looking statements inherently involve certain risks and uncertainties that are detailed in the Company’s filings with the Securities and Exchange Commission and available at www.sec.gov as well as the Company’s website at www.heckmanncorp.com. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this presentation. All forward-looking statements are qualified in their entirety by this cautionary statement. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations Contact:

Kristen McNally

The Piacente Group, Inc.

Tel. +1 212 481 2050

heckmann@tpg-ir.com

– tables to follow –

Heckmann Corporation

HECKMANN CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

(In thousands, except share data)

	June 30, 2010	December 31, 2009
ASSETS
Current Assets
Cash and cash equivalents	$118,854	$136,050
Certificates of deposit	10,513	10,513
Marketable securities	54,925	16,020
Accounts receivable, net	7,392	5,873
Inventories, net	2,402	2,896
Prepaid expenses and other receivables	1,979	4,461
Income tax receivable	2,844	—
Other current assets	281	278

Total current assets	199,190	176,091
Property, plant and equipment, net	56,466	53,520
Marketable securities	50,245	86,638
Equity investments	7,232	11,229
Intangible assets, net	22,703	23,507
Goodwill	13,598	13,598
Other	448	406

TOTAL ASSETS	$349,882	$364,989

LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$20,270	$19,501
Deferred revenue	522	946
Accrued expenses	17,911	13,443
Current portion of long term debt	1,850	1,398
Due to related parties	503	1,472
Deferred income taxes	—	178

Total current liabilities	41,056	36,938
Acquisition consideration payable	1,910	1,910
Long-term debt, less current portion	—	439
Other LT Liabilities	4,293	4,672

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Heckmann Corporation

Equity:
Preferred stock, $0.001 par value, 1,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.001 par value: 500,000,000 authorized, 125,432,075 shares issued and 108,899,985 shares outstanding at June 30, 2010, 125,282,740 shares issued and 108,750,650 shares outstanding at December 31, 2009	124	124
Additional paid-in capital	746,580	746,077
Purchased warrants	(5,533)	(4,810)
Treasury stock	(14,000)	(14,000)
Accumulated deficit	(426,195)	(409,166)
Accumulated other comprehensive income	167	643

Total equity of Heckmann Corporation	301,143	318,868
Noncontrolling interest	1,480	2,162

TOTAL EQUITY	302,623	321,030

TOTAL LIABILITIES AND EQUITY	$349,882	$364,989

Heckmann Corporation

HECKMANN CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Revenue	$11,626	$8,277	$20,231	$16,080
Cost of goods sold	8,647	6,236	15,469	11,427

Gross profit	2,979	2,041	4,762	4,653
Operating expenses:
Selling and marketing	797	1,020	1,306	1,427
General and administrative	4,717	5,534	7,523	10,924
Pipeline start-up and commissioning	13,005	—	13,005	—
Goodwill impairment	—	—	—	184,000

Total operating expenses	18,519	6,554	21,834	196,351

Loss from operations	(15,540)	(4,513)	(17,072)	(191,698)
Interest income, net	624	972	1,368	2,185
Income (loss) from equity method investment	(4,098)	364	(4,048)	335
Other, net	(306)	75	25	281

Loss before income taxes	(19,320)	(3,102)	(19,727)	(188,897)
Income tax benefit (expense)	2,580	(52)	2,722	(420)

Net loss	(16,740)	(3,154)	(17,005)	(189,317)
Less: Net income (loss) attributable to the noncontrolling interest	(61)	(18)	(24)	(155)

Net loss attributable to common stockholders	$(16,801)	$(3,172)	$(17,029)	$(189,472)

Net loss per common share attributable to the Company's common stockholders:
Basic and diluted	$(0.15)	$(0.03)	$(0.16)	$(1.72)

Weighted average shares outstanding:
Basic and diluted	108,873,868	110,223,277	108,944,922	110,149,587

Heckmann Corporation

HECKMANN CORPORATION AND SUBSIDIARIES

Adjusted EBITDA for the Three Months Ended June 30, 2010

(in millions)

Pretax loss	(19.3)
Less: Interest income	(0.6)
Add:
Depreciation	1.2
Amortization	0.4
Pipeline start-up and commissioning	13.0
Impairment of equity investment in China Bottles	4.1
Rescission of Harbin	1.6
Hong Kong office move	0.4
Xu legal	0.2

Adjusted EBITDA	1.0

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